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EXHIBIT 2.2

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

USX CORPORATION

AND

UNITED STATES STEEL LLC

DATED AS OF

JULY 31, 2001

i

ii

iii

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

        Agreement and Plan of Reorganization ("Agreement"), dated as of July 31, 2001, by and between USX Corporation, a Delaware corporation, to be renamed "Marathon Oil Corporation"("USX"), and United States Steel LLC, a Delaware limited liability company and wholly owned subsidiary of USX, to be renamed "United States Steel Corporation" ("SteelCo").

W I T N E S S E T H:

        Whereas, USX is a diversified company principally engaged in the energy business and the steel business;

        Whereas, pursuant to the Restated Certificate of Incorporation of USX (the "Restated Certificate"), the businesses of USX are divided between two groups, the Marathon Group and the U.S. Steel Group (each, as defined in the Restated Certificate);

        Whereas, USX has outstanding two classes of common stock, USX-Marathon Group Common Stock, par value $1.00 per share ("Marathon Group Shares"), which is intended to reflect the performance of the Marathon Group, and USX-U.S. Steel Group Common Stock, par value $1.00 per share ("U.S. Steel Group Shares"), which is intended to reflect the performance of the U.S. Steel Group;

        Whereas, prior to the date hereof, USX implemented a holding company structure by merging the then-existing USX Corporation, a Delaware corporation ("Old USX"), with and into SteelCo, with SteelCo continuing as the surviving entity and a wholly owned subsidiary of USX (the "HoldCo Merger"), so that immediately following the effective time of the HoldCo Merger, USX became a holding company that owns all of the outstanding equity of Marathon Oil Company (which owns and operates the business of the Marathon Group) and of SteelCo (which owns and operates the business of the U.S. Steel Group);

        Whereas, the board of directors of SteelCo has determined that it is advisable and in the best interests of SteelCo and its sole member to convert SteelCo into a Delaware corporation named "United States Steel Corporation" (the "U.S. Steel Conversion"), subject to the terms and conditions hereof, and pursuant to Section 265 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL") and Section 18-216 of the Delaware Limited Liability Company Act (as amended from time to time, the "DLLCA"), effective at the Separation Effective Time (as defined herein);

        Whereas, the board of directors of USX (the "Board") has determined that it is advisable and in the best interests of USX and its stockholders to separate the respective businesses of the Marathon Group and the U.S. Steel Group following the U.S. Steel Conversion, by merging USX Merger Corporation, a Delaware corporation and a wholly owned subsidiary of USX ("Merger Sub"), with and into USX, subject to the terms and conditions hereof, and pursuant to Section 251 of the DGCL (the "Separation Merger"), with USX continuing as the surviving corporation, so that immediately following the Separation Effective Time, SteelCo (to be renamed United States Steel Corporation) shall own and operate the business of the U.S. Steel Group and shall be wholly owned by the holders of the U.S. Steel Group Shares immediately prior to the Separation Effective Time, and the business of the Marathon Group shall be owned and operated by USX (to be renamed Marathon Oil Corporation), which shall be a separate and independent entity from SteelCo and shall be wholly owned by the holders of the Marathon Group Shares immediately prior to the Separation Effective Time (the "Separation");

        Whereas, the Board has received the opinions of Credit Suisse First Boston Corporation and Salomon Smith Barney (collectively, the "Financial Advisors"), financial advisors to the Board, that, as of the date hereof, the financial effects, taken as a whole, of the transactions contemplated by this Agreement are fair, from a financial point of view, to the holders of the Marathon Group Shares and the holders of the U.S. Steel Group Shares;

        Whereas, the Board has received an opinion of American Appraisal Associates, Inc. that, with respect to USX prior to the Separation and with respect to each of Marathon Oil Corporation and United States Steel Corporation both immediately before and after, and giving effect to, the Separation, the fair value of its aggregate assets exceed its total liabilities; the present fair saleable value of its aggregate assets exceeds the probable liability on its debts as they become absolute and matured; it will be able to pay its debts and other liabilities as they mature; and it will not have unreasonably small capital with which to conduct its business, as presently conducted and as proposed to be conducted;

        Whereas, the Board has determined that the Separation Merger will, among other things, allow Marathon Oil Corporation and United States Steel Corporation to focus on their core businesses and make critical acquisitions and investments needed to grow their respective businesses and will enhance stockholder value for all of USX's stockholders through the creation of two strong, independent companies;

        Whereas, the Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Separation Merger is advisable and in the best interests of USX and the holders of each of the Marathon Group Shares and the U.S. Steel Group Shares, (ii) approved and declared the advisability of this Agreement and the transactions contemplated hereby and (iii) determined to recommend that the common stockholders of USX vote to adopt this Agreement;

        Whereas, the respective boards of directors of SteelCo and Merger Sub have approved and declared the advisability of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the U.S. Steel Conversion and the Separation Merger (collectively, the "Transactions"), and USX, as the sole stockholder of Merger Sub, has adopted this Agreement;

        Whereas, it is the intention of the parties hereto that the transactions contemplated by this Agreement shall be a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

        Whereas, the parties hereto desire to make certain covenants and agreements and to allocate certain assets, liabilities and obligations in connection with the U.S. Steel Conversion, the Separation Merger and the other Transactions contemplated by this Agreement and to prescribe various conditions to the Transactions.

        Now, Therefore, in furtherance of the foregoing and in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

Definitions

        Section 1.1 General. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a)   "Action" shall mean any action, claim (whether or not filed), suit, arbitration, inquiry, demand, proceeding or investigation.

          (b)   "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; provided, however, that for purposes of this Agreement, from and after the Separation Effective Time, neither SteelCo nor any of its Subsidiaries shall be deemed to be an Affiliate of USX or any of its Subsidiaries, and neither USX nor any of its Subsidiaries shall be deemed to be an Affiliate of SteelCo or any of its Subsidiaries.

          (c)   "Applicable Law" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

          (d)   "Confidential Information" shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) which is not generally available to the public (other than as a result of a wrongful disclosure).

          (e)   "Contract" shall mean any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, written or oral.

          (f)    "Disclosure Letter" shall mean the letter, dated as of the date hereof, delivered by USX to the other parties hereto, as the same may be amended or supplemented from time to time.

          (g)   "Employee Arrangements" shall mean all employment or consulting agreements or arrangements, all severance or change in control agreements or arrangements and all other agreements or arrangements with respect to the employment and termination of employment of any employee, officer or director.

          (h)   "Employee Incentive Plans" shall mean all incentive compensation, stock award, stock option or stock purchase plans and equity compensation arrangements.

          (i)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          (j)    "Governmental Authority" shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

          (k)   "Group" shall mean the Marathon Group and/or the U.S. Steel Group, as the case may be.

          (l)    "HoldCo Reorganization Agreement" shall mean the Holding Company Reorganization Agreement, dated as of July 1, 2001, among USX Corporation, USX HoldCo, Inc. and United States Steel LLC.

          (m)  "Indemnifiable Losses" shall mean, with respect to any claim by an Indemnified Party for indemnification under this Agreement, any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder), including direct, consequential, exemplary, special and punitive damages and lost profits.

          (n)   "Indemnified Party" shall mean any Person that is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

          (o)   "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

          (p)   "Information" shall mean all records, books, Contracts, instruments, computer data and other data and information.

          (q)   "Insurance Arrangements" shall mean insurance policies and insurance Contracts of any kind, including, without limitation, primary and excess policies, commercial general liability policies, automobile policies, product liability policies, directors' and officers' liability policies, fiduciary liability policies, workers' compensation policies, and self- insurance programs and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          (r)   "Insurance Proceeds" shall mean those monies received by an insured from an Insurer or paid by an Insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured.

          (s)   "Insurer" shall mean a third-party insurance carrier.

          (t)    "Joint Insurance Arrangements" shall mean the Insurance Arrangements of USX existing at the Separation Effective Time and/or prior thereto that are (i) owned or maintained by or on behalf of USX or any of its predecessors and that relate to both (a) the U.S. Steel Group assets, business and/or Liabilities and (b) the Marathon Group assets, business and/or Liabilities and (ii) listed in Section 1.1(t) of the Disclosure Letter.

          (u)   "Liability" shall mean, with respect to any Person, except as otherwise expressly provided herein, any direct or indirect liability (whether absolute, accrued or unaccrued, contingent, liquidated or unliquidated, matured or unmatured or known or unknown), indebtedness, obligation, indemnification obligation, expense, claim, deficiency, guarantee or endorsement of or by such Person (including, without limitation, those arising under any Applicable Law or Action or under any award of any court, tribunal or arbitrator of any kind, and those arising under any Contract or undertaking).

          (v)   "Litigation Matters" shall mean actual, threatened or future Actions that have been or may be asserted against, or otherwise adversely affect, any member of either Group.

          (w)  "Marathon" shall mean Marathon Oil Company, an Ohio corporation and a wholly owned subsidiary of USX.

          (x)   "Marathon Employees" shall mean any Person employed by Marathon or its Subsidiaries.

          (y)   "Marathon Group Option" shall mean each option to purchase Marathon Group Shares granted under the USX Corporation 1990 Stock Plan.

          (z)   "Marathon Group SAR" shall mean each stock appreciation right of USX relating to Marathon Group Shares granted under the USX Corporation 1990 Stock Plan.

          (aa) "Pension Assets" shall mean the assets of the USS Non-Union Plan.

          (bb) "Person" or "Persons" shall mean and include any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or similar entity.

          (cc) "Privileged Information" shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work-product doctrine or other applicable privileges.

          (dd) "Representative" shall mean, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          (ee) "SEC" shall mean the United States Securities and Exchange Commission.

          (ff) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (gg) "Separation Documents" shall mean this Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Financial Matters Agreement, the Insurance Assistance Agreement, the License Agreement, the Fairfield Caster Sublease and documents, schedules, exhibits and appendices attached hereto or thereto or delivered pursuant hereto or thereto, including, without limitation, the Disclosure Letter, the deeds, lease assignments and assumptions, leases, subleases and sub-subleases, and the supplemental and other agreements and instruments relative thereto.

          (hh) "Stockholder Rights Plan" shall mean the Rights Agreement, dated as of September 28, 1999, between Old USX and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended from time to time.

          (ii) "Subsidiary" shall mean, with respect to any Person, each corporation, partnership, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, limited liability company or other legal entity.

          (jj) "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

          (kk) "Trademarks" shall mean all registered and unregistered trademarks, service marks, service names, trade styles and trade names (including, without limitation, trade dress and other names, marks and slogans) and all associated goodwill and all applications for any of the foregoing, together with all rights to use any of the foregoing.

          (ll) "U.S. Steel Group Option" shall mean each option to purchase U.S. Steel Group Shares granted under the USX Corporation 1990 Stock Plan.

          (mm) "U.S. Steel Group SAR" shall mean each stock appreciation right of USX Corporation relating to U.S. Steel Group Shares granted under the USX Corporation 1990 Stock Plan.

          (nn) "USX Corporate Assets" shall mean assets owned or leased by USX at the Separation Effective Time and which are not designated in the accounting records of USX as being solely attributable to either Group. Without limiting the foregoing, USX Corporate Assets shall include those assets listed in Section 1.1(nn) of the Disclosure Letter.

          (oo) "USX Corporate Employees" shall mean all persons employed by USX or Old USX at any time on or after May 1991 up to the Separation Effective Time who are or were designated in the payroll records of USX or Old USX as employees of USX or Old USX headquarters.

        Section 1.2 Other Definitional Provisions.

          (a)   The words "hereof", "herein", "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b)   The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)   The terms "dollars" and "$" shall mean United States dollars.

ARTICLE II

Terms Defined Elsewhere in This Agreement

        For the purposes of this Agreement, the following terms have the meanings set forth on the pages indicated:

6.50% Merger Consideration	27
6.50% Preferred Stock	24
6.50% Preferred Stock Certificates	25
Action	4
Affiliate	4
Agreement	1
Applicable Law	4
Asserted Liability	48
Board	2
Cash Settlement Amount	22
Certificate of Conversion	13
Claim Notice	48
Closing Net Steel Liabilities	32
Code	3
Confidential Information	4
Contract	4
Conversion Closing	13
Conversion Closing Date	13
Conversion Effective Time	13
CSE	17
DGCL	2
Disclosure Letter	4
Disputes	52
DLLCA	2
Employee Arrangements	4
Employee Incentive Plans	5
Estimated Cash Settlement Amount	22
Estimated Net Steel Liabilities	22
Exchange Act	5
Exchange Agent	25
Fairfield Caster Sublease	19
Final Cash Settlement Amount	32
Final Net Steel Liabilities	32
Final Statement	32
Financial Advisors	2
Financial Matters Agreement	19
Financings	19
Form 8-A	17
Form S-4	16
GAAP	22

Governmental Authority	5
Group	5
HoldCo Merger	1
HoldCo Reorganization Agreement	5
Indemnifiable Losses	5
Indemnified Party	5
Indemnifying Party	5
Independent Accounting Firm	33
Information	6
Insurance Arrangements	6
Insurance Assistance Agreement	19
Insurance Proceeds	6
Insurer	6
Joint Insurance Arrangements	6
Joint Liabilities	47
Letter of Transmittal	28
Liability	6
License Agreement	19
Litigation Matters	6
Marathon	7
Marathon Action	36
Marathon Corp. Common Stock	24
Marathon Corp. Option	30
Marathon Corp. SAR	31
Marathon Employees	7
Marathon Group Liabilities	47
Marathon Group Option	7
Marathon Group SAR	7
Marathon Group Shares	1
Merger Sub	2
Net Steel Liabilities	22
Non-Permitted Names	35
NYSE	17
Old USX	1
Payment Agent	27
Payment Fund	27
Pension Assets	7
Person	7
Privileged Information	7
Proxy Statement	16
PSE	17
Representative	7
Restated Certificate	1
SEC	7
Securities Act	7
Separation	2
Separation Certificate of Merger	21
Separation Closing	21
Separation Closing Date	21
Separation Committee	52
Separation Date	22

Separation Documents	7
Separation Effective Time	21
Separation Merger	2
Separation Surviving Corporation	21
Statement	32
Steel Balance Sheet	22
Steel DRIP Plan	20
Steel Stock Certificates	25
SteelCo	1
SteelCo Interests	15
Stockholder Rights Plan	8
Stockholders' Meeting	15
Subsidiary	8
Tax	8
Tax Sharing Agreement	19
Trademarks	8
Transactions	3
Transition Services Agreement	19
U.S. Steel Action	36
U.S. Steel By-laws	14
U.S. Steel Charter	13
U.S. Steel Conversion	2
U.S. Steel Corp. SAR	30
U.S. Steel Group Liabilities	48
U.S. Steel Group Option	8
U.S. Steel Group SAR	9
U.S. Steel Group Shares	1
U.S. Steel Indemnified Parties	47
U.S. Steel Right	18
U.S. Steel Rights Agreement	18
United States Steel Corporation 2002 Stock Plan	20
United States Steel Common Stock Certificates	25
United States Steel Incentive Plan	20
United States Steel Common Stock	24
United States Steel Option	30
United States Steel Corporation	13
USS Non-Union Plan	20
USX	1
USX Corporate Assets	9
USX Corporate Employees	9
USX DRIP Plan	20
USX Indemnified Parties	48
USX Stockholder Approval	16
Value Transfer	19

ARTICLE III

U.S. Steel Conversion

        Section 3.1 U.S. Steel Conversion. At the Separation Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with Section 18-216 of the DLLCA and

Section 265 of the DGCL, SteelCo shall be converted into a Delaware corporation named United States Steel Corporation ("United States Steel Corporation").

        Section 3.2 Effective Time of U.S. Steel Conversion. Subject to the provisions of this Agreement, the parties shall cause the U.S. Steel Conversion to be consummated by filing (a) a certificate of conversion (the "Certificate of Conversion") in accordance with Section 265 of the DGCL and (b) a certificate of incorporation for United States Steel Corporation, substantially in the form of Appendix A hereto (the "U.S. Steel Charter") with the Secretary of State of the State of Delaware, each executed in accordance with the relevant provisions of the DGCL and the DLLCA, as soon as practicable on or after the Conversion Closing Date (as defined in Section 3.3 below). The U.S. Steel Conversion shall become effective upon such filings or at such time thereafter as is provided in the Certificate of Conversion, which shall be at the Separation Effective Time (the "Conversion Effective Time").

        Section 3.3 Closing of the U.S. Steel Conversion. The closing of the U.S. Steel Conversion (the "Conversion Closing") shall take place at the offices of USX, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776, at 10:00 a.m. (local time), on a date to be specified by the parties (the "Conversion Closing Date"), which shall be on the Separation Closing Date, unless the parties agree to another time, date or place in writing.

        Section 3.4 Effects of the U.S. Steel Conversion. The U.S. Steel Conversion shall have the effects set forth in Section 265 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Conversion Effective Time, United States Steel Corporation shall be a corporation governed by all of the provisions of the DGCL; provided that the U.S. Steel Conversion shall not affect any of the obligations or Liabilities of SteelCo incurred prior to the Conversion Effective Time, including, without limitation, any obligations of SteelCo arising under this Agreement. SteelCo hereby acknowledges and agrees that United States Steel Corporation shall remain responsible for all of such obligations and Liabilities following the Conversion Effective Time.

        Section 3.5 Certificate of Incorporation; By-laws.

          (a)   The U.S. Steel Charter shall be the certificate of incorporation of United States Steel Corporation from and after the Conversion Effective Time, until thereafter amended as provided by the DGCL and such U.S. Steel Charter.

          (b)   The by-laws of United States Steel Corporation, substantially in the form of Appendix B hereto (the "U.S. Steel By-laws"), shall be the by-laws of United States Steel Corporation from and after the Conversion Effective Time, until thereafter amended in accordance with its terms and as provided by the DGCL and the U.S. Steel Charter.

        Section 3.6 Directors. The directors of SteelCo immediately prior to the Conversion Effective Time shall be the directors of United States Steel Corporation from and after the Conversion Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided for in the U.S. Steel Charter and the U.S. Steel By-laws, or as otherwise provided by Applicable Law.

        Section 3.7 Officers. The officers of SteelCo immediately prior to the Conversion Effective Time shall be the officers of United States Steel Corporation from and after the Conversion Effective Time, and shall hold office until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the U.S. Steel Charter and the U.S. Steel By-laws, or as otherwise provided by Applicable Law.

        Section 3.8 Conversion of Securities. At the Conversion Effective Time, by virtue of the U.S. Steel Conversion and without any action on the part of any holder thereof, all of the limited liability company interests of SteelCo ("SteelCo Interests") issued and outstanding immediately prior to the

Conversion Effective Time shall be converted into and thereafter represent an aggregate of one hundred (100) duly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of United States Steel Corporation.

        Section 3.9 Further Actions. If, at any time after the Conversion Effective Time, United States Steel Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in United States Steel Corporation its right, title or interest in, to or under any of the rights, properties or assets of SteelCo acquired or to be acquired by United States Steel Corporation as a result of, or in connection with, the U.S. Steel Conversion or otherwise to carry out this Agreement, the officers and directors of United States Steel Corporation shall be authorized to execute and deliver, in the name and on behalf of either United States Steel Corporation or SteelCo, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of United States Steel Corporation, SteelCo or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in United States Steel Corporation or otherwise to carry out this Agreement.

ARTICLE IV

Actions to be Taken Prior to the Separation

        Section 4.1 Stockholders' Meeting. USX, acting through its Board, and subject to the right of the Board to terminate this Agreement and abandon the Transactions pursuant to Section 14.1 hereof, shall take all actions necessary in accordance with Applicable Law and USX's certificate of incorporation and by-laws to:

          (a)   call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting"), as promptly as practicable following the date of this Agreement, for the purpose of obtaining (i) the approval and adoption of this Agreement by the stockholders of USX, (ii) the approval of the United States Steel Corporation 2002 Stock Plan (as hereinafter defined) by the stockholders of USX and (iii) the approval of the United States Steel Incentive Plan (as hereinafter defined) by the stockholders of USX;

          (b)   prepare and file with the SEC, as promptly as practicable following the date of this Agreement, revised preliminary proxy material under the Exchange Act relating to the Stockholders' Meeting and a registration statement on Form S-4, in which such proxy material shall be included, as a prospectus (the "Form S-4") registering under the Securities Act the issuance of the shares of United States Steel Common Stock (as hereinafter defined) to holders of U.S. Steel Group Shares in the Separation Merger, and use its reasonable efforts to obtain and furnish the information required to be included in such Form S-4 and proxy material and respond promptly to any comments made by the SEC and its staff with respect to the Form S-4 and preliminary proxy material and cause the Form S-4 to be declared effective under the Securities Act and cause a definitive proxy statement relating to the Stockholders' Meeting (such proxy statement, together with any and all amendments or supplements thereto, the "Proxy Statement") to be mailed to USX stockholders at the earliest practicable time;

          (c)   include in the Proxy Statement the recommendation of the Board that stockholders of USX vote in favor of the adoption of this Agreement, approval of the United States Steel Corporation 2002 Stock Plan and approval of the United States Steel Incentive Plan; and

          (d)   use its reasonable efforts to solicit from USX stockholders proxies in favor of the adoption of this Agreement, approval of the United States Steel Corporation 2002 Stock Plan and approval of the United States Steel Incentive Plan, and take all other actions necessary or advisable to secure, at the Stockholders' Meeting, (x) the affirmative vote of (i) the holders of a majority of the outstanding Marathon Group Shares (voting as a separate class, with each Marathon Group Share having one vote), (ii) the holders of a majority of the outstanding U.S. Steel Group Shares (voting as a separate class, with each U.S. Steel Group Share having one vote), and (iii) the holders of a majority of the outstanding Marathon Group Shares and U.S. Steel Group Shares (voting together as a single class, with each U.S. Steel Group Share having the number of a votes, as determined pursuant to the terms of the Restated Certificate, and each Marathon Group Share having one vote) in favor of the adoption of this Agreement (the "USX Stockholder Approval") and (y) the affirmative vote of (i) a majority of the votes cast at the special meeting by holders of U.S. Steel Group Shares (voting as a separate class, with each U.S. Steel Group Share having one vote) and (ii) the holders of a majority of the votes cast at the special meeting by holders of Marathon Group Shares and U.S. Steel Group Shares (voting together as a single class, with each U.S. Steel Group Share having the number of votes, as determined pursuant to the terms of the Restated Certificate, and each Marathon Group Share having one vote) in favor of (A) approval of the United States Steel Corporation 2002 Stock Plan and (B) approval of the United States Steel Incentive Plan. USX shall cause all Marathon Group Shares and U.S. Steel Group Shares for which valid proxies have been submitted and not revoked to be voted at the Stockholders' Meeting in accordance with the instructions on such proxies.

        Section 4.2 Other Securities Matters.

          (a)   Prior to the Separation Effective Time, USX shall prepare and file with the SEC a registration statement on Form 8-A registering under the Exchange Act the shares of United States Steel Common Stock to be issued in the Separation Merger (the "Form 8-A").

          (b)   Prior to the Separation Effective Time, the parties hereto shall cooperate in preparing and filing with the SEC and causing to be declared effective any registration statements or amendments thereto that are necessary or appropriate in order to reflect the establishment of, or amendments to, any Employee Incentive Plans contemplated by this Agreement or any other Separation Document requiring registration under the Securities Act.

        Section 4.3 Listing.

          (a)   Prior to the Separation Effective Time, SteelCo shall prepare and submit to the New York Stock Exchange ("NYSE"), the Pacific Stock Exchange ("PSE") and the Chicago Stock Exchange ("CSE") an application for listing on the NYSE, the PSE and the CSE of the shares of United States Steel Common Stock to be issued to holders of U.S. Steel Group Shares in the Separation Merger, and shall use its reasonable efforts to obtain, prior to the Separation Effective Time, approval for the listing of such shares, subject to official notice of issuance.

          (b)   Prior to the Separation Effective Time, USX shall prepare and submit to the NYSE, the PSE and the CSE amendments to USX's listing applications with the NYSE, the PSE and the CSE to provide for the name change of USX to Marathon Oil Corporation and for the delisting of the U.S. Steel Group Shares.

        Section 4.4 Boards of Directors. Prior to the Separation Effective Time, the parties hereto shall take all actions necessary so that, effective as of the Separation Effective Time, the boards of directors of Marathon Oil Corporation and United States Steel Corporation shall include all of the individuals so named in the Proxy Statement.

        Section 4.5 Rights Agreement.

          (a)   Effective at the Separation Effective Time, United States Steel Corporation shall enter into a Rights Agreement (the "U.S. Steel Rights Agreement"), on substantially the same terms as the Stockholder Rights Plan, pursuant to which one Preferred Stock Purchase Right (as defined in the U.S. Steel Rights Agreement) of United States Steel Corporation (a "U.S. Steel Right") shall be attached to each share of United States Steel Common Stock issued to holders of U.S. Steel Group Shares in the Separation Merger. All references in this Agreement to United States Steel Common Stock shall be deemed to include such a U.S. Steel Right.

          (b)   Prior to the Separation Effective Time, the Stockholder Rights Plan shall be amended to provide that the Steel Rights shall expire at the Separation Effective Time.

        Section 4.6 Preparation of Private Letter Ruling Request. Prior to the Separation Effective Time, USX shall have prepared and submitted to the Internal Revenue Service a request for a private letter ruling, and shall use its reasonable efforts to obtain, prior to the Separation Effective Time, such ruling, in form and substance satisfactory to the Board, that the Separation will qualify as a tax-free transaction within the meaning of Section 355 of the Code.

        Section 4.7 Treatment of USX Corporate Assets and Liabilities. Prior to the Separation Effective Time, each of USX and SteelCo shall use reasonable efforts to take all actions necessary so that (a) all of USX's right, title and interest in and to the USX Corporate Assets listed on Section 4.7(a) of the Disclosure Letter shall be transferred and assigned to SteelCo, and (b) all of USX's Liabilities listed on Section 4.7(b) of the Disclosure Letter shall be assumed by SteelCo, in each case, effective as of the Separation Effective Time.

        Section 4.8 Financings and Value Transfer. Prior to the Separation Effective Time, each of USX and SteelCo shall use reasonable efforts to take all actions necessary to effect (a) the repayment or retirement of certain indebtedness and other obligations of USX; and (b) the incurrence of new indebtedness and other obligations, in each case, in such amounts and on such terms as the parties mutually agree (collectively, the "Financings"); provided that, at the Separation Effective Time, the amount of indebtedness and other obligations for which United States Steel Corporation is responsible immediately following the Separation shall be $900 million less than the net amounts attributed to the U.S. Steel Group immediately prior to the Separation (the "Value Transfer"). The Value Transfer shall be effective at the Separation Effective Time and shall be implemented in accordance with this Section 4.8 and Sections 5.3 and 5.14 hereof.

        Section 4.9 Formation of Merger Sub. USX has organized Merger Sub as a corporation, pursuant to the DGCL, wholly owned by USX. Merger Sub has no assets or Liabilities and shall conduct no business, other than in connection with its organization.

        Section 4.10 Execution of Separation Documents. Prior to the Separation Effective Time, each of USX and SteelCo shall execute and deliver, or cause to be executed and delivered, each of the following documents and any other Separation Document reasonably requested by any party hereto:

          (a)   A financial matters agreement, substantially in the form of Appendix C hereto (the "Financial Matters Agreement");

          (b)   A tax sharing agreement, substantially in the form of Appendix D hereto (the "Tax Sharing Agreement");

          (c)   A transition services agreement, substantially in the form of Appendix E hereto (the "Transition Services Agreement");

          (d)   A license agreement, substantially in the form of Appendix F hereto (the "License Agreement");

          (e)   An insurance assistance agreement, substantially in the form of Appendix G hereto (the "Insurance Assistance Agreement"); and

          (f)    A sublease relating to the Fairfield Caster in the form of Appendix H hereto (the "Fairfield Caster Sublease").

        Section 4.11 Other Securities Matters.

          (a)   QUIPS. In connection with the Separation, each issued and outstanding 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I, a subsidiary of USX, will be redeemed for $50.00 in cash, plus accrued and unpaid dividends thereon through the Separation Effective Time.

          (b)   DRIP Plans.

            (i)    Effective at the Separation Effective Time, United States Steel Corporation shall adopt a direct stock purchase and dividend reinvestment plan with respect to United States Steel Common Stock (the "Steel DRIP Plan"), substantially on the terms of the USX direct stock purchase and dividend reinvestment plan presently in effect (the "USX DRIP Plan").

            (ii)   Prior to the Separation Effective Time, the USX DRIP Plan shall be amended to provide for USX's name change to Marathon Oil Corporation and to eliminate provisions relating to the U.S. Steel Group Shares. At the Separation Effective Time, all shares of United States Steel Common Stock in the USX DRIP Plan shall be transferred to the Steel DRIP Plan.

        Section 4.12 United States Steel Equity and Incentive Compensation Plans. Prior to the date hereof, the USX board of directors has approved and recommended to SteelCo, as the sole member of SteelCo, that it adopt (i) an equity incentive compensation plan, substantially in the form of Appendix I hereto (the "United States Steel Corporation 2002 Stock Plan"), and (ii) the United States Steel Corporation Senior Executive Officer Annual Incentive Compensation Plan, substantially in the form of Appendix J hereto (the "United States Steel Incentive Plan"), in each case, effective as of the Separation Effective Time.

        Section 4.13 Treatment of Tax-Qualified Pension Assets. USX Corporate Employees and U.S. Steel Group Employees will accrue benefits under the United States Steel Corporation Plan for Non-Union Employee Pension Benefits (Revision of 1998) (the "USS Non-Union Plan") for continuous service performed prior to the date on which they transfer employment to Marathon Oil Corporation or SteelCo. All assets under the USS Non-Union Plan that are attributable to the USX Corporate Employees and the U.S. Steel Group Employees will be retained by the trust under the USS Non-Union Plan. Benefit liabilities with respect to the USX Corporate Employees and the U.S. Steel Group Employees under the USS Non-Union Plan up to the date of transfer will remain liabilities of the USS Non-Union Plan and SteelCo.

ARTICLE V

The Separation

        Section 5.1 The Separation. At the Separation Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into USX. Following the Separation Merger, USX shall continue as the surviving corporation (the "Separation Surviving Corporation") and the separate corporate existence of Merger Sub shall cease in accordance with the DGCL.

        Section 5.2 Separation Effective Time; Closing of the Separation Merger.

          (a)   Subject to the provisions of this Agreement, the Separation Merger shall be consummated by filing an appropriate certificate of merger (the "Separation Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Separation Closing Date (as defined in Section 5.2(b) hereof). The Separation Merger shall become effective upon such filing or at such time thereafter as is provided in the Separation Certificate of Merger (the "Separation Effective Time").

          (b)   The closing of the Separation Merger (the "Separation Closing") shall take place at the offices of USX, 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776, at 10:00 a.m. (local time), on a date to be specified by the parties (the "Separation Closing Date"), which shall be as soon as practicable after satisfaction or waiver (to the extent and as permitted by this Agreement and Applicable Law) of all of the conditions set forth in Section 6.1 hereof (other than those conditions that by their nature are to be satisfied at the Separation Closing, but subject to the fulfillment or waiver of those conditions), unless the parties agree to another time, date or place in writing.

        Section 5.3 Determination of Cash Settlement Amount.

          (a)   In connection with the Value Transfer, SteelCo shall pay to USX an amount in cash equal to the Cash Settlement Amount (as hereinafter defined), in accordance with the terms of this Section 5.3, subject to adjustment following the Separation Effective Time pursuant to Section 5.14 hereof. Within thirty (30) days after the date upon which the Separation Effective Time occurs (the "Separation Date"), USX and SteelCo shall jointly prepare and mutually agree upon an estimate of the Cash Settlement Amount (the "Estimated Cash Settlement Amount"), based upon an estimate of the Net Steel Liabilities as of the close of business on the Separation Date ("Estimated Net Steel Liabilities").

          (b)   Within five (5) Business Days following the date upon which USX and SteelCo mutually agree upon the Estimated Cash Settlement Amount pursuant to subsection (a) above, SteelCo shall deliver to USX an amount in cash equal to the Estimated Cash Settlement Amount by wire transfer in immediately available funds, together with interest thereon from the Separation Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal.

          (c)   If USX and SteelCo are unable to mutually agree upon the Estimated Cash Settlement Amount pursuant to subsection (a) above, SteelCo shall deliver to USX an amount in cash equal to the undisputed portion of the Estimated Cash Settlement Amount by wire transfer in immediately available funds, together with interest thereon from the Separation Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal.

          (d)   As used herein, "Cash Settlement Amount" shall mean the amount of Net Steel Liabilities less $900 million, and "Net Steel Liabilities" shall mean the net amount of indebtedness and other obligations of USX attributed to the U.S. Steel Group immediately prior to the Separation Effective Time which shall remain an obligation of USX following the Separation Effective Time, and are not otherwise assumed by SteelCo, pursuant to the terms hereof and of the Financial Matters Agreement. The Net Steel Liabilities shall be calculated in good faith in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, utilizing the same methodology and adjustments as were used in preparing the U.S. Steel Group balance sheet as of June 30, 2001 (the "Steel Balance Sheet").

        Section 5.4 Effects of the Separation Merger. The Separation Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Separation Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub shall vest in USX, and all debts, Liabilities and duties of Merger Sub shall become the debts, Liabilities and duties of USX.

        Section 5.5 Organizational Documents. The Restated Certificate and the by-laws of USX, each as in effect immediately prior to the Separation Effective Time, shall be the certificate of incorporation and by-laws of the Separation Surviving Corporation, until thereafter amended as provided by the DGCL and such Restated Certificate and by-laws; provided, however, that (a) Article I of such Restated Certificate shall be amended as of the Separation Effective Time to reflect that the name of the Separation Surviving Corporation shall, from and after the Separation Effective Time, be changed to "Marathon Oil Corporation" and (b) Article IV of such Restated Certificate shall be amended and restated as of the Separation Effective Time to provide that the authorized capital stock of Marathon Oil Corporation shall consist of five hundred and seventy-six million (576,000,000) shares of capital stock, of which five hundred and fifty million (550,000,000) shares shall be shares of common stock, par value $1.00 per share, without any specific class designation, and twenty-six million (26,000,000) shares shall be shares of preferred stock, without par value, as set forth in the Amended and Restated Certificate of Incorporation of USX attached as Appendix K hereto.

        Section 5.6 Directors. The directors of USX immediately prior to the Separation Effective Time shall be the directors of the Separation Surviving Corporation from and after the Separation Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Separation Surviving Corporation, or as otherwise provided by Applicable Law.

        Section 5.7 Officers. The officers of Merger Sub immediately prior to the Separation Effective Time shall be the officers of the Separation Surviving Corporation from and after the Separation Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Separation Surviving Corporation, or as otherwise provided by Applicable Law.

        Section 5.8 Conversion of Securities. At the Separation Effective Time, by virtue of the Separation Merger and without any action on the part of any holder thereof:

          (a)   U.S. Steel Group Shares. Each U.S. Steel Group Share issued and outstanding or held in the treasury of USX or by any Subsidiary of USX immediately prior to the Separation Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of United States Steel Corporation ("United States Steel Common Stock").

          (b)   Marathon Group Shares. Each Marathon Group Share issued and outstanding or held in the treasury of USX or by any Subsidiary of USX immediately prior to the Separation Effective Time shall remain outstanding and represent one duly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Separation Surviving Corporation ("Marathon Corp. Common Stock").

          (c)   Merger Sub Shares. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Separation Effective Time shall automatically be cancelled and retired and shall cease to exist, without payment of any consideration therefor.

          (d)   6.50% Preferred Stock. Each share of 6.50% Cumulative Convertible Preferred Stock of USX ("6.50% Preferred Stock") issued and outstanding immediately prior to the Separation Effective Time shall be converted into the right to receive, in cash, $50.00 plus accrued and unpaid dividends thereon, through the Separation Effective Time.

          (e)   United States Steel Common Stock. Each share of United States Steel Common Stock issued and outstanding immediately prior to the Separation Effective Time shall automatically be cancelled and retired and shall cease to exist, without payment of any consideration therefor.

        Section 5.9 Rights of USX Stockholders.

          (a)   From and after the Separation Effective Time, holders of certificates formerly evidencing U.S. Steel Group Shares ("Steel Stock Certificates") and holders of certificates formerly evidencing

  6.50% Preferred Stock ("6.50% Preferred Stock Certificates") shall cease to have any rights as stockholders of USX, except, however, that, until thereafter surrendered for transfer or exchange, (i) each Steel Stock Certificate that, immediately prior to the Separation Effective Time, evidenced U.S. Steel Group Shares, shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of United States Steel Common Stock into which such U.S. Steel Group Shares were converted pursuant to the provisions of Section 5.8(a) hereof and (ii) each 6.50% Preferred Stock Certificate that, immediately prior to the Separation Effective Time, evidenced shares of 6.50% Preferred Stock, shall thereafter represent the right to receive the cash into which such shares were converted pursuant to the provisions of Section 5.8(d) hereof.

          (b)   From and after the Separation Effective Time, each outstanding stock certificate that, immediately prior to the Separation Effective Time, evidenced a number of Marathon Group Shares shall remain outstanding and be deemed and treated for all corporate purposes to evidence ownership of the same number of shares of Marathon Corp. Common Stock.

        Section 5.10 Exchange of Steel Stock Certificates.

          (a)   Exchange Agent. Prior to the Separation Effective Time, USX shall appoint an agent for the holders of U.S. Steel Group Shares (the "Exchange Agent") for the purpose of exchanging Steel Stock Certificates for certificates representing the shares of United States Steel Common Stock which such holders shall become entitled to receive pursuant to the provisions of Section 5.8(a) hereof. Immediately prior to the Separation Effective Time, USX shall deposit with the Exchange Agent, for the benefit of the holders of U.S. Steel Group Shares, for exchange in accordance with this Section 5.10, certificates representing the shares of United States Steel Common Stock ("United States Steel Common Stock Certificates") issuable upon the consummation of the Separation Merger.

          (b)   Exchange Procedure. As promptly as practicable after the Separation Effective Time, USX shall send, or shall cause to be sent, to each holder of record of U.S. Steel Group Shares as of the Separation Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Steel Stock Certificates shall pass, only upon delivery of the Steel Stock Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as USX reasonably specifies) providing instructions for use in effecting the surrender of Steel Stock Certificates in exchange for United States Steel Common Stock Certificates. Upon surrender of a Steel Stock Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in this Section duly executed and completed in accordance with its terms, the holder of such Steel Stock Certificate shall be entitled to receive in exchange therefor a United States Steel Common Stock Certificate representing the number of shares of United States Steel Common Stock into which the U.S. Steel Group Shares represented by such Steel Stock Certificate shall have been converted in accordance with Section 5.8(a) hereof. In the event of a transfer of ownership of U.S. Steel Group Shares which is not registered in the transfer records of USX, a certificate or certificates representing the United States Steel Common Stock into which such U.S. Steel Group Shares have been converted in accordance with Section 5.8(a) hereof may be issued to a transferee if the Steel Stock Certificate representing such U.S. Steel Group Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid by the stockholder. Until surrendered as contemplated by this Section 5.10(b), each Steel Stock Certificate shall, after the Separation Effective Time, represent for all purposes only the right to receive that number of shares of United States Steel Common Stock into which the U.S. Steel Group Shares have been converted in accordance with Section 5.8(a) hereof.

          (c)   Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Separation Effective Time with respect to United States Steel Common Stock with a record date on or after the Separation Effective Time shall be paid to the holder of any unsurrendered Steel Stock Certificate with respect to the United States Steel Common Stock represented thereby until the holder of record of such Steel Stock Certificate shall surrender such Steel Stock Certificate in accordance with this Section. Subject to the effect of Applicable Laws, following surrender of any such Steel Stock Certificate, there shall be paid to the record holder of the certificates representing United States Steel Common Stock, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Separation Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such United States Steel Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Separation Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such United States Steel Common Stock. Dividends or other distributions with a record date on or after the Separation Effective Time, but prior to surrender of Steel Stock Certificates by holders thereof payable in respect of United States Steel Common Stock held by the Exchange Agent, shall be held in trust, without accruing any interest thereon, for the benefit of such holders of Steel Stock Certificates.

          (d)   No Further Ownership Rights in U.S. Steel Group Shares. All United States Steel Common Stock issued upon the surrender for exchange of Steel Stock Certificates in accordance with the terms hereof shall be deemed to have been issued at the Separation Effective Time in full satisfaction of all rights pertaining to the U.S. Steel Group Shares represented thereby. From and after the Separation Effective Time, there shall be no further registration of transfers thereon of the U.S. Steel Group Shares. If, after the Separation Effective Time, Steel Stock Certificates are presented to USX or United States Steel Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

        Section 5.11 Delivery of 6.50% Merger Consideration.

          (a)   At the Separation Effective Time, USX shall deposit or cause to be deposited in trust (the "Payment Fund") with an agent designated by USX (the "Payment Agent"), with USX having the right to appoint itself to be the Payment Agent, for the benefit of the holders of 6.50% Preferred Stock Certificates the aggregate amount of cash to be paid in respect of the shares of 6.50% Preferred Stock pursuant to Section 5.8(d) hereof (the "6.50% Merger Consideration"). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Payment Agent, as directed by USX, in (i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers' acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to USX as and when requested by USX.

          (b)   As soon as reasonably practicable after the Separation Effective Time, USX shall instruct the Payment Agent to mail to each holder of record of shares of 6.50% Preferred Stock immediately prior to the Separation Effective Time:

            (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the 6.50% Preferred Stock Certificates shall pass, only upon delivery of such certificates to the Payment Agent and shall be in such form and have such other provisions as USX reasonably specifies), and

            (ii)   instructions for use in effecting the surrender of each 6.50% Preferred Stock Certificate in exchange for the 6.50% Merger Consideration with respect to each of the shares of 6.50% Preferred Stock formerly represented thereby.

          (c)   USX shall cause the Payment Agent to pay to the holders of a 6.50% Preferred Stock Certificate, as soon as practicable after receipt of any 6.50% Preferred Stock Certificate (or in lieu of any such 6.50% Preferred Stock Certificate which has been lost, stolen or destroyed, an affidavit of lost, stolen or destroyed share certificates (including customary indemnity or bond against loss) in form and substance reasonably satisfactory to USX) together with the Letter of Transmittal, duly executed, and such other documents as USX or the Payment Agent reasonably request, in exchange therefor a check in the amount equal to the 6.50% Merger Consideration multiplied by the number of shares of 6.50% Preferred Stock represented by such 6.50% Preferred Stock Certificate. No interest shall be paid or accrued on any cash payable upon the surrender of any 6.50% Preferred Stock Certificate. Each 6.50% Preferred Stock Certificate surrendered in accordance with the provisions of this Section 5.11(c) shall be cancelled forthwith.

          (d)   In the event of a transfer of ownership of shares of 6.50% Preferred Stock which is not registered in the transfer records of USX, the 6.50% Merger Consideration may be paid to the transferee only if (i) the 6.50% Preferred Stock Certificate representing such shares surrendered to the Payment Agent in accordance with Section 5.11(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the Person requesting such transfer pays to the Payment Agent any transfer or other Taxes payable by reason of such transfer or establishes to the satisfaction of the Payment Agent that such Taxes have been paid or are not required to be paid, and (iii) such Person establishes to the reasonable satisfaction of USX that such transfer would not violate any applicable federal or state securities laws.

          (e)   Each holder of a 6.50% Preferred Stock Certificate that represented issued and outstanding shares of 6.50% Preferred Stock immediately prior to the Separation Effective Time shall cease to have any rights as a stockholder of USX, except for the right to surrender his or her 6.50% Preferred Stock Certificate in exchange for the 6.50% Merger Consideration multiplied by the number of shares of 6.50% Preferred Stock represented by such 6.50% Preferred Stock Certificate.

          (f)    The 6.50% Merger Consideration paid in the Separation Merger shall be net to the holders of shares of 6.50% Preferred Stock in cash, and without interest thereon, subject to reduction only for any applicable withholding Taxes.

          (g)   Promptly following the date which is 180 days after the Separation Closing Date, the Payment Agent shall deliver to USX all cash that remains unclaimed by holders of shares of 6.50% Preferred Stock (including any interest received with respect thereto), and all 6.50% Preferred Stock Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Payment Agent's duties shall terminate. Thereafter, each holder of a 6.50% Preferred Stock Certificate may surrender such 6.50% Preferred Stock Certificate only to USX and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor (and only as general creditors thereof) the aggregate 6.50% Merger Consideration relating thereto, without any interest thereon. Notwithstanding the foregoing, none of USX, SteelCo, nor any of their respective Affiliates shall be liable to a holder of a 6.50% Preferred Stock Certificate for any 6.50% Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of 6.50% Preferred Stock three years after the Separation Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of USX free and clear of any liens, claims or interest of any Person previously entitled thereto.

        Section 5.12 Treatment of USX Stock Options and Stock Appreciation Rights.

          (a)   U.S. Steel Group Options. Each of USX and SteelCo shall take all actions necessary so that each U.S. Steel Group Option which is outstanding and unexercised immediately prior to the Separation Effective Time shall be assumed as of the Separation Effective Time by United States Steel Corporation and deemed to constitute an option ("United States Steel Option") to purchase the same number of shares of United States Steel Common Stock as was subject to the U.S. Steel Group Option being assumed, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting) applicable to the U.S. Steel Group Option being assumed; provided, however, that the number of shares subject to, and/or the exercise price of, such option will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the United States Steel Option immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the U.S. Steel Group Option being assumed immediately before the Separation Effective Time, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share reported on the composite tape of the NYSE (the "NYSE Composite Tape") of U.S. Steel Group Shares on the last NYSE trading day immediately prior to the Separation Effective Date relative to the first opening price per share reported on the NYSE Composite Tape of United States Steel Common Stock on the first NYSE trading day immediately following the Separation Effective Date.

          (b)   U.S. Steel Stock Appreciation Rights. Each of USX and SteelCo shall take all actions necessary so that each U.S. Steel Group SAR which is outstanding and unexercised immediately prior to the Separation Effective Time shall be assumed as of the Separation Effective Time by United States Steel Corporation and deemed to constitute a stock appreciation right of United States Steel Corporation with respect to United States Steel Common Stock ("U.S. Steel Corp. SAR"), subject to the same terms and conditions applicable to the U.S. Steel Group SAR being assumed.

          (c)   Marathon Group Options. USX shall take all actions necessary so that each Marathon Group Option which is outstanding and unexercised immediately prior to the Separation Effective Time shall remain outstanding following the Separation Effective Time and represent an option ("Marathon Corp. Option") to purchase the same number of shares of Marathon Corp. Common Stock as was subject to such Marathon Group Option, subject to the same terms and conditions (including those relating to vesting) applicable to such Marathon Group Option; provided, however, that the number of shares subject to, and/or the exercise price of, such option will be adjusted, if necessary, so that (i) the aggregate intrinsic value of the Marathon Corp. Option immediately after the Separation Effective Time is not greater than the aggregate intrinsic value of the Marathon Group Option immediately before the Separation Effective Time, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share reported on the NYSE Composite Tape of Marathon Group Shares on the last NYSE trading day immediately prior to the Separation Effective Date relative to the first opening price per share reported on the NYSE Composite Tape of Marathon Corp. Common Stock on the first NYSE trading day immediately following the Separation Effective Date.

          (d)   Marathon Stock Appreciation Rights. USX shall take all actions necessary so that each Marathon Group SAR which is outstanding and unexercised immediately prior to the Separation Effective Time shall remain outstanding following the Separation Effective Time and represent a stock appreciation right with respect to Marathon Corp. Common Stock ("Marathon Corp. SAR"), subject to the same terms and conditions applicable to such Marathon Group SAR.

        Section 5.13 Treatment of Restricted Stock.

          (a)   Effective as of the Separation Effective Time, all restricted U.S. Steel Group Shares granted and outstanding immediately prior to the Separation Effective Time shall be converted into restricted shares of United States Steel Common Stock pursuant to Sections 5.8(a). After the Separation Effective Time, such restricted shares shall be subject to the same terms and conditions (including those relating to vesting) as were applicable to such restricted shares prior to the Separation Merger.

          (b)   Effective as of the Separation Effective Time, all restricted Marathon Group Shares granted and outstanding immediately prior to the Separation Effective Time shall remain outstanding and represent restricted shares of Marathon Corp. Common Stock pursuant to Section 5.8(b). After the Separation Effective Time, such restricted shares shall be subject to the same terms and conditions (including those relating to vesting) as were applicable to such restricted shares prior to the Separation Merger.

        Section 5.14 Post-Closing Adjustment to Cash Settlement Amount. The Estimated Cash Settlement Amount shall be adjusted following the Closing as follows (as so adjusted, the "Final Cash Settlement Amount"):

          (a)   Within seventy five (75) days after the Separation Date, USX and SteelCo shall jointly prepare and mutually agree upon a statement (the "Statement") setting forth the Net Steel Liabilities (the "Closing Net Steel Liabilities") as of the close of business on the Separation Date and setting forth in reasonable detail the calculation thereof. The Statement shall be prepared in accordance with GAAP, consistently applied, utilizing the same methodology and adjustments as were utilized in preparing the Steel Balance Sheet. USX and SteelCo and their respective representatives shall (i) have the right, upon reasonable request, to review all of the work papers and procedures used by SteelCo and USX, respectively, to prepare the Statement, (ii) have reasonable access to employees, accountants and other advisors of SteelCo and USX, respectively, responsible for the preparation of the Statement and (iii) have the right to perform reasonable procedures necessary to confirm the accuracy thereof. Upon the parties mutually agreeing to the amount of Closing Net Steel Liabilities, the Statement shall be the "Final Statement."

          (b)   In the event that USX and SteelCo are unable to mutually agree upon the amount of Closing Net Steel Liabilities within the time period provided by subsection (a) above, such dispute shall be resolved by an Independent Accounting Firm (as hereinafter defined); the determination of such Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on USX and SteelCo. Any expenses relating to engagement of the Independent Accounting Firm shall be shared equally by USX and SteelCo. In the event of a dispute, the Statement, as modified by resolution by USX and SteelCo, or by the Independent Accounting Firm, shall be the "Final Statement."

          (c)   If the amount of the Net Steel Liabilities, as set forth in the Final Statement (the "Final Net Steel Liabilities"), exceeds the amount of the Estimated Net Steel Liabilities, SteelCo shall pay to USX an amount equal to such excess. If the amount of the Final Net Steel Liabilities is less than the amount of the Estimated Net Steel Liabilities, USX shall pay to SteelCo an amount equal to such deficit.

          (d)   Any payments to be made by SteelCo or USX, as the case may be, pursuant to Section 5.14(c) hereof shall be made by wire transfer in immediately available funds within five Business Days after the date upon which the Statement becomes the Final Statement (either upon mutual agreement pursuant to subsection (a) above or by resolution of any dispute with respect to the Statement in accordance with subsection (b) hereof) in an amount determined pursuant to Section 5.14(c) hereof, together with interest thereon from the Separation Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal.

          (e)   Notwithstanding anything to the contrary contained herein, in the event of a disagreement between SteelCo and USX with respect to the calculation of Final Net Steel Liabilities pursuant to Section 5.14(b) hereof, then, pending resolution of such disagreement, SteelCo or USX, as the case may be, shall pay to the other party, as applicable, the amount of any undisputed portion of the adjustment to the Cash Settlement Amount, if any, resulting from the calculation of the Final Net Steel Liabilities, after expiration of the ninety-day period referred to in subsection (a) above.

          (f)    As used herein "Independent Accounting Firm" shall mean an internationally recognized accounting firm mutually selected and agreed upon by USX and SteelCo.

ARTICLE VI

Conditions

        Section 6.1 Conditions to the Separation Merger. The respective obligations of USX and Merger Sub to effect the Separation Merger are subject to the satisfaction or waiver (to the extent and as permitted by this Agreement and Applicable Law) of each of the following conditions:

          (a)   Consummation of Required Transactions. All of the actions and Transactions required by this Agreement to be performed or consummated prior to the Separation Effective Time shall have been performed or consummated.

          (b)   Separation Documents. Each of USX and SteelCo shall have entered into each of the Separation Documents.

          (c)   Registration. The Form S-4, and any required post-effective amendment thereto, and the Form 8-A shall have been declared effective under the Securities Act and the Exchange Act, respectively, and shall not be the subject of any stop order or proceeding to seek a stop order.

          (d)   Listing. The shares of United States Steel Common Stock to be issued in the Separation Merger shall have been approved for listing on the NYSE, the PSE and the CSE, subject to official notice of issuance.

          (e)   USX Stockholder Approval. The USX Stockholder Approval shall have been obtained at or prior to the Separation Effective Time in accordance with the DGCL.

          (f)    Financings and Value Transfer. SteelCo and USX shall have consummated the Financings and the Value Transfer contemplated by Section 4.8 hereof.

          (g)   Receipt of Private Letter Ruling. USX shall have obtained a private letter ruling from the Internal Revenue Service, in form and substance satisfactory to the Board, that the Separation will qualify as a tax-free transaction within the meaning of Section 355 of the Code, and such ruling shall be in full force and effect at the Separation Effective Time.

          (h)   Consents and Approvals. All material consents, authorizations and approvals of, and filings with, any Governmental Authority or any other Person required to consummate the Separation Merger shall have been obtained and be in full force and effect.

          (i)    No Injunctions. No order, injunction or decree shall have been issued by any Governmental Authority and remain in effect which prohibits or prevents the consummation of the Separation Merger.

        Section 6.2 Determination as to Fulfillment of Conditions. All determinations to be made concerning satisfaction or waiver of the conditions set forth in this Article VI shall be made by the Board, in its sole discretion, on behalf of each of the parties hereto, and shall be final and conclusive.

ARTICLE VII

Intercompany Business Relationships Following the Separation

        Section 7.1 Transition Services. Pursuant to the terms of the Transition Services Agreement, from and after the Separation Effective Time, USX shall provide to SteelCo, and SteelCo shall provide to USX, such services as provided for in the Transition Services Agreement and subject to the terms and conditions thereof.

        Section 7.2 Intellectual Property, Trademarks and Licenses.

          (a)   License Agreement. Prior to the Separation Effective Time, USX and SteelCo shall enter into a License Agreement, substantially in the form of Appendix F hereto, with respect to the use of the Trademark for the name USX.

          (b)   USX Corporation Name. As soon as reasonably practicable, USX and SteelCo shall remove (or, if necessary, on an interim basis, cover up) any and all exterior and interior signs and identifiers which contain or pertain to (i) USX or "United States Steel," in the case of USX, or (ii) USX or "Marathon," in the case of SteelCo. After such reasonable period, (i) USX shall not use or display the names "USX" or "United States Steel" or any variations thereof, or other Trademarks, trade names, logos, or identifiers using such name or otherwise owned by or licensed to SteelCo which have not been assigned or licensed to USX, and (ii) SteelCo shall not use or display the names "USX" or "Marathon" or any variations thereof, or other Trademarks, trade names, logos, or identifiers using such name or otherwise owned by or licensed to USX which have not been assigned or licensed to SteelCo (collectively, "Non-Permitted Names"), without the prior written consent of the other; provided, however, that, notwithstanding the foregoing, nothing contained in this Agreement shall prevent USX or SteelCo from using the other's name in public filings with Governmental Authorities, materials intended for distribution to either party's stockholders or any other communication in any medium which describes the relationship between the parties.

          (c)   Products, Supplies and Documents. USX and SteelCo shall have the right to use their existing products, supplies, and documents (including, but not limited to, purchase orders, forms, labels, shipping materials, catalogues, stationery, sales brochures, operating manuals, instructional manuals, advertising materials and similar material) which have imprinted thereon or otherwise use a Non-Permitted Name following the Separation Closing Date; provided, however, that USX and SteelCo agree (i) to use only such supplies and documents existing in inventory as of the Separation Closing Date and (ii) not to order any additional supplies and documents which have imprinted thereon or otherwise use a Non-Permitted Name.

        Section 7.3 Litigation.

          (a)   Subject to subsection (c) hereof and except as other-wise provided in the Tax Sharing Agreement, following the Separation Effective Time, USX shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating primarily to the Marathon Group Liabilities and/or the Joint Liabilities (each, as hereinafter defined), including, but not limited to, the pending Actions listed in Section 7.3(a) of the Disclosure Letter (each, a "Marathon Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Marathon Action without the consent of SteelCo.

          (b)   Subject to subsection (c) hereof, following the Separation Effective Time, SteelCo shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating primarily to the U.S. Steel Group Liabilities (as hereinafter defined), including, but not limited to, the pending Actions listed in Section 7.3(b) of the Disclosure Letter

  (each, a "U.S. Steel Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such U.S. Steel Action without the consent of USX.

          (c)   Notwithstanding any provision of this Agreement, if USX or any of its respective directors, officers or employees is named as a party to a U.S. Steel Action or if SteelCo or any of its respective directors, officers or employees is named as a party to a Marathon Action, neither SteelCo nor USX, as the case may be, may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the prior written consent of such other named party (which consent may not be unreasonably withheld), unless such settlement (i) includes a complete release of such other named party and such party's directors, officers or employees (to the extent such directors, officers or employees are named in such Action) and (ii) does not require such other named party or such party's directors, officers or employees (to the extent such directors, officers or employees are named in such Action) to admit any Liability or make or forego any payment or forego or take any action. Each of SteelCo and USX shall cooperate fully with the other and its counsel in the investigation, defense and settlement of any U.S. Steel Action or Marathon Action.

ARTICLE VIII

Employee Matters

        Section 8.1 Employee Incentive Plans and Employee Arrangements. SteelCo and USX shall take all actions necessary so that SteelCo has established, amended and/or assumed at or prior to the Separation Effective Time such Employee Incentive Plans and Employee Arrangements as the parties deem necessary and appropriate.

        Section 8.2 Treatment of USX Corporate Employees.

          (a)   In connection with the Separation, there will be an assignment or reassignment of USX Corporate Employees who currently provide accounting, audit, corporate finance, government affairs, investor relations, public affairs, strategic planning, legal, stock transfer, Tax and other services primarily related to corporate-wide matters to either Marathon Oil Corporation or SteelCo. Marathon Oil Corporation and SteelCo will be responsible for their own needs in these areas. Such USX Corporate Employees to be assigned to Marathon Oil Corporation, including, without limitation, those to be set forth on Section 8.2(a)(i) of the Disclosure Letter, will be covered by employee benefit plans applicable to Marathon Oil Corporation employees. Such USX Corporate Employees to be reassigned to SteelCo, including without limitation, those to be set forth on Section 8.2(a)(ii) of the Disclosure Letter, will be covered by the same employee benefit plans they were provided while USX Corporate Employees.

          (b)   The assets relating to all qualified defined pension benefits earned by USX Corporate Employees while under the employment of USX and Old USX will be retained and the benefits paid for by the USS Non-Union Plan. With respect to the USX Corporation Executive Management Supplemental Pension Program, the USX Corporation Non Tax-Qualified Pension Plan, and the USX Corporation Supplemental Thrift Program, all non-qualified benefit plans, following the Separation, Marathon Oil Corporation and SteelCo will share liability, Marathon Oil Corporation (65%) and SteelCo (35%), for the payment of benefits earned by USX Corporate Employees that are attributable to service by such employees while employed as USX Corporate Employees prior to the Separation, as adjusted, where applicable, for subsequent increases in compensation, including increases following the Separation.

          (c)   With regard to change in control agreements entered into with USX Corporate Employees prior to the Separation, in the case of USX Corporate Employees assigned to Marathon, following the Separation such agreements will be obligations of Marathon. In the case of USX Corporate Employees reassigned to SteelCo, following the Separation such agreements will be obligations of SteelCo.

ARTICLE IX

Insurance Matters

        Section 9.1 General. Except as otherwise specifically provided for herein or pursuant to the terms of the Insurance Assistance Agreement, SteelCo and USX understand and agree that as of the Separation Effective Time, all Insurance Arrangements providing for coverage for the assets and Liabilities of the U.S. Steel Group and the Marathon Group on a combined basis shall have been modified such that the responsibility for insuring the assets, Liabilities and business of the U.S. Steel Group shall be borne by SteelCo, and the responsibility for insuring the assets, Liabilities and business of the Marathon Group shall be borne by USX.

        Section 9.2 Policies to be Transferred. At or prior to the Separation Effective Time, SteelCo and USX shall take all actions necessary to transfer to SteelCo the Insurance Arrangements listed on Section 9.2 of the Disclosure Letter.

        Section 9.3 Insurance Assistance Agreement. On or prior to the Separation Effective Time, SteelCo and USX shall enter into the Insurance Assistance Agreement providing for the treatment of Joint Insurance Arrangements and the payment of insurance claims and deductibles following the Separation Effective Time.

        Section 9.4 Directors' and Officers' Insurance. On or before the Separation Effective Time, the directors and officers of SteelCo and its Subsidiaries shall become insureds under a separate directors' and officers' insurance program to be established by SteelCo, at its sole cost and expense.

ARTICLE X

Tax Matters

        Section 10.1 Tax Sharing Agreement.

          (a)   On or before the Separation Effective Time, SteelCo and USX shall enter into the Tax Sharing Agreement providing for the allocation and payment, following the Separation Effective Time, of any and all Liabilities relating to Taxes.

          (b)   Except to the extent that this Section 10.1 or another provision of this Agreement expressly indicates, this Agreement shall not govern any Tax matters, and any and all Liabilities relating to Taxes shall be governed exclusively by the Tax Sharing Agreement.

ARTICLE XI

Additional Covenants

        Section 11.1 Provision of Corporate Records.

          (a)   Prior to or as promptly as practicable after the Separation Effective Time, USX shall deliver to SteelCo all corporate books and records of the U.S. Steel Group in its possession and copies of the relevant portions of all corporate books and records of USX relating directly and primarily to the U.S. Steel Group, its assets, employees, businesses and Liabilities, including, without limitation, original corporate minute books, stock ledgers and certificates and the corporate seal of each corporation the capital stock of which is included in the U.S. Steel Group, copies of portions of the minute books of USX that are directly and primarily related to the U.S. Steel Group and documentation relating to the Liabilities of the U.S. Steel Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Separation Effective Time, all such books, records and copies shall be the property of SteelCo.

          (b)   Prior to or as promptly as practicable after the Separation Effective Time, SteelCo shall deliver to USX all corporate books and records of the Marathon Group in its possession and copies of the relevant portions of all corporate books and records of SteelCo relating directly and primarily to the Marathon Group, its assets, businesses and Liabilities and the Marathon Employees, including, without limitation, original corporate minute books, stock ledgers and certificates and the corporate seal of each corporation the capital stock of which is included in the Marathon Group, copies of portions of the minute books of Old USX that are directly and primarily related to the Marathon Group and documentation relating to the Liabilities of the Marathon Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Separation Effective Time, all such books, records and copies shall be the property of USX.

        Section 11.2 Access to Information. From and after the Separation Effective Time, each of SteelCo and USX shall afford to the other and to the other's Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all Information within the possession or control of such party relating to the other party's pre-Separation business, assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Separation Effective Time, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing and except as otherwise provided in the Separation Documents, Information may be requested under this Section 11.2 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

        In furtherance of the foregoing:

          (a)   Each party hereto acknowledges that:

            (i)    Each of SteelCo and USX has or may obtain Privileged Information;

            (ii)   there are a number of Litigation Matters affecting each or both of the U.S. Steel Group and the Marathon Group;

            (iii)  both SteelCo and USX have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case, relating to pre-Separation business of the U.S. Steel Group or the Marathon Group or relating to or arising in connection with the relationship between the Groups on or prior to the Separation Effective Time; and

            (iv)  both SteelCo and USX intend that the Transactions contemplated hereby and by the other Separation Documents and any transfer of Privileged Information in connection there-with shall not operate as a waiver of any applicable privilege.

          (b)   Each of SteelCo and USX agrees not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to pre-Separation business of the U.S. Steel Group or the Marathon Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Separation Effective Time, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that SteelCo and USX may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Separation business of the U.S. Steel Group, in the case of SteelCo, or the Marathon Group, in the case of USX.

          (c)   Upon SteelCo or USX receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise that requests disclosure of Privileged Information, in each case, relating to pre-Separation business of the Marathon Group or the U.S. Steel Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Separation Effective Time, in the event the recipient of such notice intends to disclose such Privileged Information, such recipient shall promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or Information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 15.2 hereof, the parties shall cooperate to assert all defenses to disclosure claimed by either party, and shall not disclose any disputed documents or Information until all legal defenses and claims of privilege have been finally determined.

        Section 11.3 Production of Witnesses. Subject to Section 11.2 hereof, after the Separation Effective Time, each of SteelCo and USX shall make available to the other party, upon written request of the other, such company's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Separation business of the U.S. Steel Group or the Marathon Group or relating to or in connection with the relationship between the parties on or prior to the Separation Effective Time; provided, however, that, notwithstanding the foregoing, neither SteelCo nor USX shall be required to make available such company's directors, officers, employees or witnesses in response to a subpoena received by any member of the other Group from a third party.

        Section 11.4 Confidentiality. From and after the Separation Effective Time, (i) each of SteelCo and USX shall, and shall use reasonable efforts to cause its employees, Affiliates and Representatives to, preserve the confidentiality of all Confidential Information concerning the other Group obtained by it prior to the Separation Effective Time or furnished to it pursuant to this Agreement or the other Separation Documents and (ii) neither SteelCo nor USX shall, and each of SteelCo and USX shall use reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use the Confidential Information concerning the other Group for any purpose other than as expressly permitted pursuant to this Agreement or the other Separation Documents.

        Section 11.5 Cooperation with Respect to Government Reports and Filings. USX agrees to provide SteelCo, and SteelCo agrees to provide USX, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or the other Separation Documents or in conducting any other government proceeding relating to pre-Separation business of the U.S. Steel Group or the Marathon Group, assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups at or prior to the Separation Effective Time. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the U.S. Steel Group, in the case of USX, or the Marathon Group, in the case of SteelCo. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

        Section 11.6 Certain Limitations with Respect to Information.

          (a) Any Information owned by one company that is provided to a requesting party pursuant to this Agreement or any other Separation Document shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          (b)   A party providing Information hereunder or under any other Separation Document shall be entitled to be reimbursed by the requesting party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any of the Separation Documents, such costs shall be computed solely in accordance with the providing party's standard methodology and procedures, provided such methodology and procedures bear a reasonable relationship to the actual cost of providing such Information.

          (c)   No party shall have any Liability to any other party in the event that any Information exchanged or provided pursuant to this Article XI which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any Liability to any other party if any Information is destroyed after reasonable efforts by such party to comply with the provisions of Section 15.1 hereof.

          (d)   The rights and obligations granted under this Article XI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any other Separation Document.

        Section 11.7 Protective Arrangements. In the event that any party either determines on the advice of its counsel that it is required to disclose any Information pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information concerning any other party (or any Affiliate of such party) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

        Section 11.8 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements to consummate and make effective the Transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Separation Documents, in order to effectuate the provisions and purposes of this Agreement and the transfers of assets and Liabilities and the other Transactions contemplated hereby.

        Section 11.9 Assignment of Contracts and Rights.

          (a)   Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an agreement to transfer, convey or assign any Contract or any claim or right or any benefit arising under or resulting from such Contract if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, or would in any way adversely affect the rights of the parties hereto under such asset. If any conveyance, transfer or assignment of any interest in, or Liability, obligation or commitment under, any Contract requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

          (b)   Subject to the satisfaction or waiver, to the extent permitted by Applicable Law, of the conditions to the Separation Merger set forth in Section 6.1, if any consent referred to in subsection (a) hereof is not obtained prior to the Separation Effective Time, USX and SteelCo shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by either party under which the party who is intended, under the terms of this Agreement, to receive an assignment of such Contract shall obtain the economic claims, rights and benefits under the Contract with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing of any and all rights under such Contract and (ii) the enforcement by either party of such rights under such Contract.

        Section 11.10 No Restrictions on Post-Separation Competitive Activities. It is the explicit intent of each of the parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (a) the ability of any party hereto to engage in any business or other activity which competes with the business of any other party hereto, or (b) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

        Section 11.11 Merger of United States Steel Financing Corp. Following the Separation Effective Time, SteelCo shall take all actions necessary to cause United States Steel Financing Corp., a Delaware corporation and a wholly owned subsidiary of SteelCo, to be merged with and into SteelCo, with SteelCo continuing as the surviving entity, in accordance with Section 18-209 of the DLLCA and Section 264 of the DGCL.

ARTICLE XII

Mutual Release—No Representations or Warranties

        Section 12.1 Mutual Release. Effective as of the Separation Effective Time and except as specifically set forth in this Agreement or any of the other Separation Documents, EACH OF STEELCO, ON THE ONE HAND, AND USX, ON THE OTHER HAND (ON ITS OWN BEHALF AND ON BEHALF ITS RESPECTIVE SUBSIDIARIES, SUCCESSORS AND ASSIGNS), RELEASES AND FOREVER DISCHARGES THE OTHER AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AFFILIATES, RECORD AND BENEFICIAL SECURITY HOLDERS (INCLUDING, WITHOUT LIMITATION, TRUSTEES AND BENEFICIARIES OF TRUSTS HOLDING SUCH SECURITIES), ADVISORS AND REPRESENTATIVES (IN THEIR RESPECTIVE CAPACITIES AS SUCH) AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS, OF AND FROM ALL DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, ACCOUNTS, COVENANTS, CONTRACTS, AGREEMENTS, DAMAGES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR DIRECT, CONSEQUENTIAL, EXEMPLARY, TREBLE AND PUNITIVE DAMAGES) AND LIABILITIES WHATSOEVER OF EVERY NAME AND NATURE, BOTH IN LAW AND IN EQUITY, WHICH THE RELEASING PARTY HAS OR EVER HAD, WHICH ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, (A) THE BUSINESS, ASSETS, LIABILITIES AND OPERATIONS OF THE OTHER PARTY'S GROUP AND (B) EVENTS, CIRCUMSTANCES OR ACTIONS, WHETHER KNOWN OR UNKNOWN, TAKEN BY SUCH OTHER PARTY OCCURRING OR FAILING TO OCCUR, OR ANY CONDITIONS EXISTING, ON OR PRIOR TO THE SEPARATION EFFECTIVE TIME; provided, however, that the foregoing general release shall not apply to any Liabilities assumed, transferred, assigned, allocated or arising under this Agreement or any of the other Separation Documents and shall not affect any party's rights to enforce this Agreement or any of the other Separation Documents in accordance with their terms. Nothing in this Agreement shall impair any of the rights of any directors, officers or employees of USX or SteelCo, or any of their respective Subsidiaries, to seek indemnification under any certificate of incorporation or by-laws of USX or any of its predecessors or Subsidiaries, or under any indemnification agreements, arising out of or relating to actions or inactions of such directors or officers prior to the Separation Effective Time. SteelCo and USX acknowledge that the foregoing general release shall not release any third party from any Liabilities, whether arising prior to or after the Separation Effective Time.

        Section 12.2 No Representations or Warranties. STEELCO UNDERSTANDS AND AGREES THAT USX IS NOT, AND USX UNDERSTANDS AND AGREES THAT STEELCO IS NOT, IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT OR SEPARATION DOCUMENT, REPRESENTING OR WARRANTING TO THE OTHER IN ANY WAY AS TO SUCH GROUP'S ASSETS, BUSINESS OR LIABILITIES OR AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Except as set forth in this Agreement and the other Separation Documents, both parties shall bear the economic and legal risk of the Transactions contemplated hereby, including, but not limited to, the Separation, that (a) the title of SteelCo or USX to any of their respective assets shall be other than good and marketable and free from encumbrances, (b) the title of SteelCo or USX to the shares of any Subsidiary of such party shall be other than good and marketable and free from encumbrances or (c) any party shall fail to obtain any consents or approvals relating to its business required in connection with the consummation of the Transactions contemplated by this Agreement.

ARTICLE XIII

Indemnification

        Section 13.1 USX's Agreement to Indemnify. Subject to the terms and conditions set forth in this Agreement, from and after the Separation Effective Time, USX shall indemnify, defend and hold harmless SteelCo and its directors, officers, employees, Representatives, advisors, agents and Affiliates (collectively, the "U.S. Steel Indemnified Parties") from, against and in respect of any and all Indemnifiable Losses of the U.S. Steel Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

          (a)   Any and all Liabilities to the extent arising out of or relating to the business, assets or Liabilities of the Marathon Group ("Marathon Group Liabilities") (other than Liabilities relating to Taxes, which are addressed in the Tax Sharing Agreement) and, except as expressly provided otherwise herein, any Liabilities intended to be assumed by USX pursuant to Section 2.1(g) of the HoldCo Reorganization Agreement;

          (b)   USX's failure to observe from and after the Separation Effective Time its obligations under this Agreement or any of the other Separation Documents; and

          (c)   Except as otherwise provided in the Tax Sharing Agreement, the Financial Matters Agreement or any other Separation Document, sixty-five percent (65%) of any and all Liabilities arising out of or relating to (i) USX Corporate Assets or USX Corporate Employees, to the extent relating to or arising out of events or conditions occurring prior to the Separation Effective Time, (ii) the businesses, assets or Liabilities of Old USX or USX prior to the Separation Effective Time, to the extent not relating to or arising out of the businesses, assets or Liabilities of the U.S. Steel Group or the Marathon Group (each, as defined in the Restated Certificate), and (iii) the Transactions, this Agreement or the Separation Documents (to the extent not arising out of the Indemnified Party's failure to perform its obligations hereunder or thereunder) or the Proxy Statement (collectively, (i), (ii) and (iii) above are referred to herein as "Joint Liabilities").

        Section 13.2 SteelCo's Agreement to Indemnify. Subject to the terms and conditions set forth in this Agreement, from and after the Separation Effective Time, SteelCo shall indemnify, defend and hold harmless USX and each of its directors, officers, employees, representatives, advisors, agents and Affiliates (collectively, the "USX Indemnified Parties") from, against and in respect of any and all Indemnifiable Losses of the USX Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

          (a)   Any and all Liabilities to the extent arising out of or relating to the businesses, assets or Liabilities of the U.S. Steel Group to the extent not relating to the businesses of the Marathon Group (as defined in the Restated Certificate) ("U.S. Steel Group Liabilities") (other than Liabilities relating to Taxes, which are addressed in the Tax Sharing Agreement);

          (b)   SteelCo's failure to observe from and after the Separation Effective Time its obligations under this Agreement or any of the other Separation Documents; and

          (c)   Except as otherwise provided in the Tax Sharing Agreement, the Financial Matters Agreement or any other Separation Document, thirty-five percent (35%) of any and all Joint Liabilities.

        Section 13.3 Procedure for Indemnification. All claims for indemnification under this Article XIII shall be asserted and resolved as follows:

          (a)   Third-Party Claims. In the event that any claim or demand for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against or sought to be collected by a third party from an Indemnified Party (an "Asserted Liability"), the Indemnified Party shall as soon as possible notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability (the "Claim Notice"); provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have 60 days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability; provided, however, that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel.

        If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the sole cost and expense of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to any settlement unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to admit any Liability or make or forego any payment or forego or take any action. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

          (b)   Non-Third-Party Claims. In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have 60 days from the date such notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such 60-day period, the Indemnifying Party shall be deemed to not have any objections to such claim. If the Indemnifying Party does deliver such written notice of objection within such 60-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within such 60-day period, such dispute shall be resolved in accordance with the procedures set forth in Section 15.2 hereof.

          (c)   Miscellaneous Indemnification Provisions.

            (i)    The Indemnifying Party agrees to indemnify any successors of the Indemnified Party to the same extent and in the same manner and on the same terms and conditions as the Indemnified Party is indemnified by the Indemnifying Party under this Article XIII.

            (ii)   The amount that an Indemnifying Party is required to pay to any Indemnified Party pursuant to this Article XIII shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in respect of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Article XIII in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Article XIII in respect of such Indemnifiable Loss.

            (iii)  In determining the amount of any indemnity payable under this Article XIII, such amount shall be reduced by any related Tax benefits if and when actually realized or received (but only after taking into account any Tax benefits (including, without limitation, any net operating losses or other deductions) to which the Indemnified Party would be entitled without regard to such item), except to the extent such Tax benefit has already been taken into account in determining the amount of any indemnity pay-able under this Article XIII in respect of the related Indemnifiable Loss. Any such Tax benefit shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such Tax benefit. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit in accordance with the provisions of the previous sentence and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or such Tax benefit is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.

ARTICLE XIV

Termination and Amendment

        Section 14.1 Termination at any Time by the Board. This Agreement may be terminated and the Transactions, including, without limitation, the Separation, may be abandoned at any time prior to the Separation Effective Time, whether prior to or following the Stockholders' Meeting, by and in the sole discretion of the Board, without the approval of any other party hereto or of USX's stockholders. In the event of such termination, no party hereto or to any other Separation Document shall have any Liability to any Person by reason of this Agreement or any other Separation Document.

        Section 14.2 Amendment. This Agreement may be amended, modified or supplemented at any time as determined by the Board, and shall be evidenced by a written agreement signed by all of the parties hereto.

ARTICLE XV

General Provisions

        Section 15.1 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the Separation Documents, each of SteelCo and USX shall comply with the current records retention policy of USX with respect to all Information in such party's possession or under its control relating directly and primarily to the pre-Separation business, assets or Liabilities of the other party's Group.

        Section 15.2 Dispute Resolution.

          (a)   As of the Separation Effective Time, USX and SteelCo shall form a committee (the "Separation Committee") comprised of one Representative designated from time to time by USX in its sole discretion and one Representative designated from time to time by SteelCo in its sole discretion. Until the tenth anniversary of the Separation Effective Time, the Separation Committee shall be responsible for resolving any and all disputes between SteelCo and USX arising with respect to any matter, whether based in contract, tort, statute or otherwise (collectively, "Disputes"), including any dispute as to (i) whether any Action or other Liability is a Marathon Group Liability, or a U.S. Steel Group Liability, (ii) whether any asset belongs to the Marathon Group or the U.S. Steel Group, (iii) the interpretation of any provision of this Agreement or any other Separation Document and (iv) any other Disputes arising out of this Agreement or any other Separation Document, other than the Tax Sharing Agreement. In the event of any such Dispute, each of USX and SteelCo shall have the right to refer in writing such Dispute to the Separation Committee for resolution. The Separation Committee shall be required to render a written decision with respect to any Dispute within 30 days of its receipt of the referral. The decision of the Separation Committee with respect to any Dispute shall be binding on USX and SteelCo and their respective successors and assigns. All out-of-pocket expenses and costs incurred by USX or SteelCo in connection with the procedures set forth in this Section 15.2(a) shall be borne by the party incurring such expenses and costs.

          (b)   In the event that the Separation Committee is unable to reach a unanimous determination as to any Dispute pursuant to Section 15.2(a) hereof, each of USX and SteelCo shall have the right to bring an action to resolve such Dispute in the Court of Chancery of the State of Delaware, and each party hereby consents to, and waives any objections to, jurisdiction and venue in such court.

        Section 15.3 Expenses. Except to the extent otherwise provided for in the Separation Documents, all out-of-pocket costs and expenses with respect to the Transactions contemplated hereby and by the other Separation Documents, including, without limitation, expenses relating to the Financings,

(i) incurred at or prior to the Separation Effective Time, shall be borne sixty-five percent (65%) by USX and thirty-five percent (35%) by SteelCo, and (ii) incurred after the Separation Effective Time, shall be borne by the party incurring such expense.

        Section 15.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without reference to choice of law principles, including matters of construction, validity and performance. Each of the parties hereto consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in the event of any dispute arising out of this Agreement and agrees that it shall not attempt to deny or defeat such jurisdiction.

        Section 15.5 Notices. Notices, requests, permissions, waivers, referrals and all other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation or limited liability company, the signature shall be by an officer thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):

  If to SteelCo, to:

    600 Grant Street
    Pittsburgh, PA 15219-4776
    Attention: General Counsel
    Facsimile: (412) 433-1145

  If to USX prior to the Separation, to:

    600 Grant Street
    Pittsburgh, PA 15219-4776
    Attention: General Counsel
    Facsimile: (412) 433-1145

  If to USX after the Separation, to:

    5555 San Felipe Road
    Houston, TX 77056-2723
    Attention: General Counsel
    Facsimile: (713) 296-4375

Such names and addresses may be changed by notice given in accordance with this Section 15.5. Copies of all notices, requests, permissions, waivers, referrals and all other communications hereunder given prior to the Separation Effective Time shall be given to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    4 Times Square
    New York, NY 10036-6522
    Attention: Roger S. Aaron, Esquire
    Facsimile: (212) 735-2000

        Section 15.6 Third-Party Beneficiaries. Except as provided in Article XIII hereof with respect to indemnification of U.S. Steel Indemnified Parties and USX Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

        Section 15.7 Entire Agreement. This Agreement and the other Separation Documents, together with the Disclosure Letter and all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

        Section 15.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Appendices" shall be deemed to be references to Articles or Sections hereof or Appendices hereto unless otherwise indicated. All references herein to "Sections" of the Disclosure Letter shall be deemed to be references to the Disclosure Letter unless otherwise indicated.

        Section 15.9 Schedules. The Disclosure Letter and all Appendices referenced in this Agreement and attached hereto are incorporated into this Agreement by reference and made a part hereof. The parties hereto shall be entitled to supplement or amend the Disclosure Letter at any time prior to the Separation Effective Time.

        Section 15.10 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

        Section 15.11 Parties in Interest; Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon SteelCo and USX and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

        Section 15.12 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        Section 15.13 Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

[SIGNATURE PAGE FOLLOWS]

        In Witness Whereof, each of the parties has caused this Agreement and Plan of Reorganization to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

USX Corporation
By:	/s/ E. F. Guna
Name:	E. F. Guna
Title:	Vice President & Treasurer
United States Steel LLC
By:	/s/ L. G. Schultz
Name:	L. G. Schultz
Title:	Vice President
USX Merger Corporation
By:	/s/ R. M. Stanton
Name:	R. M. Stanton
Title:	President

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TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I Definitions
ARTICLE II Terms Defined Elsewhere in This Agreement
ARTICLE III U.S. Steel Conversion
ARTICLE IV Actions to be Taken Prior to the Separation
ARTICLE V The Separation
ARTICLE VI Conditions
ARTICLE VII Intercompany Business Relationships Following the Separation
ARTICLE VIII Employee Matters
ARTICLE IX Insurance Matters
ARTICLE X Tax Matters
ARTICLE XI Additional Covenants
ARTICLE XII Mutual Release—No Representations or Warranties
ARTICLE XIII Indemnification
ARTICLE XIV Termination and Amendment
ARTICLE XV General Provisions